                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        NY                            10004
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

    June 23, 2000
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol


================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |             01                 |          01         |                    01                       |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS Offshore"), GS Capital Partners III Germany Civil Law Partnership ("GS Germany"), Whitehall Street Real Estate Limited Partnership XI ("Whitehall XI " and, along with various other investment partnerships affiliated with Goldman, Sachs & Co. and The Goldman Sachs Group, Inc., "Whitehall" and, together with GS Capital III, GS Offshore and GS Germany, the "Limited Partnerships"), WH Advisors, L.L.C. XI ("WH Advisors"), GS Advisors III, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group" and, together with GS Capital III, GS Offshore, GS Germany, Goldman Sachs, GS Advisors and GS oHG, the "Reporting Persons"). The principal business address of each of GS Capital III, GS Advisors, Whitehall XI, WH Advisors, Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004. The principal business address of GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address of each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: Goldman Sachs may be deemed to own beneficially and directly and GS Group may be deemed to own beneficially and indirectly 500 shares of Common Stock. Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 4,065,946 shares of Common Stock through the Limited Partnerships. Goldman Sachs and GS Group are the general partner or managing partner of certain of the Limited Partnerships. Goldman Sachs is the investment manager of GS Capital III, GS Offshore and GS Germany. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships except to the extent of their pecuniary interest therein. The Reporting Persons, other than Goldman Sachs and GS Group, disclaim beneficial ownership of the securities owned by Goldman Sachs.

GS Capital III may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 1,319,897 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Offshore may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 362,792 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Germany may be deemed to own beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly 60,964 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Whitehall XI may be deemed to own beneficially and directly and its general partner, WH Advisors, may be deemed to own beneficially and indirectly 1,743,653 shares of Common Stock. WH Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

**Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III, L.P.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III OFFSHORE, L.P.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP
(with limitation of liability)


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS ADVISORS III, L.L.C.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO. oHG


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XI


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


WH ADVISORS, L.L.C. XI


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


Date:     July 3, 2000



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY



This power of attorney will expire December 31, 2000.

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS  & CO.

By:  THE GOLDMAN, SACHS & CO. L.L.C.



By:  s/ Robert J. Katz
     ---------------------
     ROBERT J. KATZ, Executive Vice President

                                POWER OF ATTORNEY



This power of attorney will expire May 31, 2001.

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:  s/ Robert J. Katz
     ---------------------
     ROBERT J. KATZ, Executive Vice President and General Counsel

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000


GS CAPITAL PARTNERS III, L.P.

By: GS ADVISORS III, L.L.C.



By:      s/ Kaca B. Enquist
         ----------------------------
         KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000.


GS CAPITAL PARTNERS III OFFSHORE, L.P.

By: GS ADVISORS III, L.L.C.



By:      s/ Kaca B. Enquist
         --------------------------
         KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 7, 1999.


GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP

By: Goldman, Sachs & Co. oHG
By: Goldman, Sachs & Co. Finanz GmbH


By:    s/ Andreas Kornlein
---------------------------------
Name:  Andreas Kornlein
Title: Executive Director


By:    s/ Sabine Mock
---------------------------------
Name:  Sabine Mock
Title: Executive Director

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS III, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 21, 2000.


GS ADVISORS III, L.L.C.


By:    s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG, (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.


GOLDMAN, SACHS & CO. oHG


By:/s/ Andreas Koernlein                By:/s/ Sabine Mock
---------------------------------       ---------------------------------
Name:  Andreas Koernlein                Name:  Sabine Mock
Title: Executive Director               Title: Executive Director

                               POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XI (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 3, 1999.


WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XI

By: WH Advisors, L.L.C. XI


By:  s/ Edward M. Siskind
     ---------------------------------
     Edward M. Siskind, Vice President

                               POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that WH ADVISORS, L.L.C. XI (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 3, 1999.


WH ADVISORS, L.L.C. XI


By:/s/ Edward M. Siskind
---------------------------------
Name:  Edward M. Siskind
Title: Vice President